Exhibit 10.9

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Oxygen Biotherapeutics, Inc. (the “Company”) shall pay to its non-employee directors the following compensation for service on the Board and Board Committees:

1.	An annual director fee in each fiscal year of $45,000 ($65,000 for our lead independent director), which is paid in equal monthly installments in arrears on the last day of each month;
2.	A fee for attending each meeting of the Board in the amount of $4,000;
3.	A fee for attending each committee meeting of which the Director is a member in the amount of $500; and
4.	Reimbursement of travel and related expenses for attending Board and Committee meetings, as incurred.

The Company shall maintain an appropriate director’s and officer’s insurance policy at all times for its non-employee directors.

The fees paid to the Company’s non-employee directors will be paid 50% in cash and 50% in restricted stock vesting 25% per quarter.